UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/04/2008

GLOBAL CROSSING LTD
(Exact name of registrant as specified in its charter)

Commission File Number:  001-16201

Bermuda	980189783
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Wessex House, 45 Reid Steet
Hamilton, Bermuda
HM12
(Address of principal executive offices, including zip code)

441-296-8600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 4, 2008, the Board of Directors (the "Board") of Global Crossing Limited (the "Company") and the Compensation Committee of the Board (the "Compensation Committee") took action on a number of compensation-related matters which impacted the executive officers (other than our former Chief Administrative Officer, Mr. Jose Antonios Rios) named in the Summary Compensation Table of the Company's proxy statement for its 2007 Annual General Meeting of Shareholders (the "Named Executive Officers"). (The employment of Mr. Jose Antonio Rios, one of the Named Executive Officers, terminated on June 15, 2007. Mr. Rios is not eligible for any payments under the incentive programs described herein.) These actions are described below.

PAYOUT DETERMINATIONS UNDER PRIOR COMPENSATION PROGRAMS

At the March 4, 2008 meeting, the Compensation Committee reviewed the financial results of the Company for 2007 in order to determine whether (and the extent to which) performance goals were achieved under the following two compensation programs:

        -                 The Company's 2007 annual bonus program available to substantially all of its non-sales employees, including the Named Executive Officers. This program provided participants with the opportunity to earn a bonus based on the Company's achievement of quantitative financial performance measures for 2007 relating to earnings and/or the net change in cash and cash equivalents. For the Named Executive Officers, the total target bonus values ranged from $217,627 to $1,100,000.

        -                 The Company's 2006 long-term incentive program under which 113 key employees, including the Named Executive Officers, were provided grants of restricted stock units, approximately half of which were scheduled to vest on March 7, 2009 solely based on the continued employment through that date and approximately half of which (the "2006 Performance Shares") were scheduled to vest on December 31, 2008 based on the Company's achievement of quantitative financial performance measures for 2006 and 2007 relating to earnings, the net change in cash and cash equivalents and gross margin of its "Invest and Grow" sales channels. For the Named Executive Officers, the target 2006 Performance Share opportunity ranged from 13,000 to 78,000 restricted stock units.

After reviewing the Company's financial performance, the Compensation Committee determined that the Company achieved performance above the threshold earnings measure under the 2007 annual bonus program. The Company did not achieve the threshold performance measure relating to the net change in cash and cash equivalents. The payout under the 2007 bonus program is 26.9% of annual bonus target, and the total bonus payable to all eligible employees under the 2007 bonus program is $13.4 million (including a $2.1 million payout under a separate bonus opportunity for Impsat personnel in respect of the portion of the fiscal year prior to the May 9, 2007 acquisition). Substantially all of the bonus payable under the 2007 bonus program will be paid in common shares of the Company valued at their closing price on the Nasdaq Global Select Market on March 17, 2008; provided that half of the chief executive officer's bonus will be paid in cash in accordance with his employment agreement. The dollar value of the bonus payouts to the Named Executive Officers under the 2007 annual bonus program are as follows:

                                                    2007 Annual Bonus

John J. Legere                                              $295,900
Jean F.H.P Mandeville                                  $80,460
John B. McShane                                          $65,307
Anthony D. Christie                                     $58,542

The Compensation Committee also determined that the Company achieved gross margin in its "Invest and Grow" sales channels above the threshold gross margin measure under the 2006 long-term incentive program. The Company did not achieve the threshold performance measures relating to earnings and the net change in cash and cash equivalents. The 2006 Performance Shares payout is 11.8% of target amounts and the total number of 2006 Performance Shares payable to all eligible employees is 49,329 shares. All 2006 Performance Shares will vest on December 31, 2008, subject to continued employment through that date.   The 2006 Performance Shares payouts to the Named Executive Officers are as follows:

                                                   2006 Performance RSUs

John J. Legere                                              9,204
Jean F.H.P Mandeville                                 2,596
John B. McShane                                          2,006
Anthony D. Christie                                     1,534

ESTABLISHMENT OF 2008 BONUS PROGRAM

On March 4, 2008 the Compensation Committee and the Board adopted the Company's annual bonus program for 2008 (the "2008 Bonus Program"). Substantially all of the Company's non-sales employees participate in the 2008 Bonus Program. The program is intended to retain such employees and to motivate them to help the Company achieve its financial and business goals.

Each participant is provided a target award under the 2008 Bonus Program expressed as a percentage of his or her base salary. The applicable percentages for the Named Executive Officers are as follows:

                                                Target Bonus Opportunity
John J. Legere                                       100%
Jean F.H.P Mandeville                            65%
John B. McShane                                    65%
Anthony D. Christie                               55%

Actual awards under the 2008 Bonus Program will be paid only if the Company achieves specified performance goals for 2008 relating to earnings (the "EBITDA Metric") (representing 70% of the overall target opportunity), the net change in cash and cash equivalents (the "Cash Use Metric") (representing 20% of the overall target opportunity) and/or customer satisfaction (the "CSAT Metric") (representing 10% of the overall target opportunity). The payout for each performance opportunity is calculated independently of the other once financial results for 2008 have been determined. Specifically, each participant will earn (i) 40% of his or her target award for a given opportunity if the threshold performance goal for that opportunity is achieved, (ii) 100% of his or her target award for a given opportunity if the target performance goal for that opportunity is achieved or (iii) 140% of his or her target award for a given opportunity if the maximum performance goal for that opportunity is achieved or exceeded. Attainment of these objectives at threshold level is intended to require satisfactory performance; target payout is intended to require more than satisfactory performance; and maximum payout is intended to require performance that significantly exceeds expectations of the Company. The Compensation Committee may in its discretion calculate the performance results without regard to items deemed by the committee to be extraordinary, nonrecurring or unusual in nature, and other adjustments may be made based on plan terms. Straight-line interpolation will be used to determine the payout for performance between the threshold and target goals or between the target and maximum goals. No payout will be made for performance below threshold.

Bonus payouts under the 2008 Bonus Program will be made in fully vested common shares issued under the 2003 Global Crossing Limited Stock Incentive Plan; provided that the Compensation Committee retains discretion to change the allocation between shares and cash; and provided, further, that half of the chief executive officer's bonus will be paid in cash in accordance with his employment agreement.

ESTABLISHMENT OF 2008 LONG-TERM INCENTIVE PROGRAM

On March 4, 2008, the Compensation Committee and the Board also approved the 2008 long-term incentive program comprising the grant of restricted stock units ("RSUs") and performance shares to 151 key employees of the Company, including the Named Executive Officers, under the 2003 Global Crossing Limited Stock Incentive Plan.

Each RSU will vest on March 4, 2011, subject to the participant's continued employment through that date and subject to earlier pro-rata vesting in the event of death or long-term disability; provided that all of the chief executive officer's unvested RSUs vest upon actual or constructive termination without cause (as determined in accordance with his employment agreement) or due to death or long-term disability. Each RSU will also vest in full upon a Change in Control (as defined in the 2003 Global Crossing Limited Stock Incentive Plan). An RSU entitles the participant to receive an unrestricted share of our common stock on the vesting date. The aggregate number of RSUs granted to the Named Executive Officers was 135,000.

In addition, a target performance share opportunity was established for each participant. Each performance share earned will be paid out in unrestricted shares of our common stock on December 31, 2010, subject to the participant's continued employment through that date and subject to earlier pro-rata payout in the event of death or long-term disability; provided that all of the chief executive officer's unvested performance shares vest upon actual or constructive termination without cause (as determined in accordance with his employment agreement) or due to death or long-term disability. In the event of a Change in Control (as defined in the 2003 Global Crossing Limited Stock Incentive Plan), the performance share opportunity payout will be determined on the basis of the Company's relative total shareholder return against such indices (as described below) calculated through the relevant Change in Control date. The aggregate target number of performance shares granted to the Named Executive Officers was 356,000.

Each participant's target performance share opportunity is based on total shareholder return over a three year period as compared to two peer groups. Depending on how the Company ranks in total shareholder return as compared to the two peer groups, each grantee may earn 0% to 200% of the target number of performance shares. No payout will be made if the average ranking of the Company's total shareholder return relative to each of the two peer groups (weighted equally) is below the 30th percentile, and the maximum payout of 200% will be made if such average ranking is at or above the 80th percentile.

The target number of RSUs and performance shares granted to the Named Executive Officers under the 2008 long-term incentive program are as follows:

                                    Target RSUs                      Target Performance Shares
John J. Legere                         85,000                               256,000
Jean F.H.P Mandeville          20,000                               40,000
John B. McShane                   16,000                               32,000
Anthony D. Christie               14,000                               28,000

ESTABLISHMENT OF 2008 PERFORMANCE TARGETS FOR 2007 PERFORMANCE SHARES

On March 4, 2008, the Compensation Committee and the Board established the 2008 performance targets for the performance share opportunities granted to key employees in connection with the 2007 long-term incentive compensation program. These performance shares vest on December 31, 2009 based on the following three metrics of corporate financial performance for the combined 2006 and 2007 fiscal years:

        -                 EBITDA Metric (40% weighting)
        -                 Cash Use Metric (40% weighting)
        -                 Invest and Grow Metric (20% weighting).

The potential range of payout for the performance shares is 0% to 150% of the targeted award amount based on the extent to which the performance goals are met or exceeded.

The Compensation Committee and the Board set the performance objectives for the 2008 portion of the performance period such that attainment of these 2008 objectives at threshold level is intended to require satisfactory performance; target payout is intended to require more than satisfactory performance; and maximum payout is intended to require performance that significantly exceeds the Company's expectations.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL CROSSING LTD

Date: March 10, 2008	By:	/s/ Mitchell C. Sussis
Mitchell C. Sussis
SVP and Secretary